CYTOMEDIX LETTERHEAD

February 8, 2012

Dr. Lyle A. Hohnke

RE: Agreement re Termination of Employment with Aldagen, Inc.

Dear Lyle:

This letter sets forth our agreements arising from the termination of your employment with Aldagen, Inc. (the “Termination”) in connection with the exchange transaction and change of control of Aldagen, Inc. (“Aldagen”) pursuant to that certain Exchange and Purchase Agreement dated as of February 8, 2012 among Cytomedix, Inc. (“Cytomedix”), Aldagen, Aldagen Holdings, LLC and the other parties named therein (the “Exchange Agreement”).

Cytomedix acknowledges that you are entitled to certain payments and benefits in connection with your Termination pursuant to the terms of your employment offer letter with Aldagen dated October 8, 2010, as amended (the “Employment Agreement”). In consideration for your agreement to relinquish such rights and benefits, and for other due consideration, Cytomedix and you hereby agree as follows:

1.	On the Closing Date (as defined in the Exchange Agreement), Cytomedix will pay you, in semi-monthly equal installments over 6 months, the amount of $125,000.00, representing six (6) months’ of your base salary with Aldagen as of the date of the Termination, subject to your first executing a Release in the form attached hereto as Exhibit A, within not more than 60 days of the date of your Termination (the “Release”).

2.	Effective as of the Closing Date, you will be granted a nonqualified stock option to purchase at least 475,000 shares of Cytomedix Common Stock. Such option will be granted pursuant to the Cytomedix Long-Term Incentive Plan, as amended, and the option shall be fully vested on February 22, 2012, have an exercise price equal to the closing price of the Cytomedix Common Stock on the closing date of the contemplated exchange and purchase transaction and have such other terms as set forth in the form of nonqualified stock option agreement attached hereto as Exhibit B.

3.	In consideration of the other agreements contained in this letter agreement, you agree to provide such transition consulting services for Cytomedix as you and we may mutually agree, on an as needed basis, for a maximum of up to two (2) days during any month, for a period of six (6) months following the date of your Termination. You will receive no additional compensation for such consulting services other than reimbursement for your out-of-pocket expenses incurred in connection with the performance of such consulting services.

To the extent applicable, each payment hereunder will be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (“Section 409A”), and all reimbursements and in-kind benefits provided hereunder shall be made or provided in accordance with the requirement of Section 409A. The time and form of payment of any compensation hereunder may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

If the foregoing is acceptable, please so indicate by signing and dating this letter agreement in the space provided below for your signature and return an executed original of this letter agreement to the undersigned and we shall have an enforceable agreement governed by North Carolina law.

Sincerely,

CYTOMEDIX, INC.

By:	/s/ Martin Rosendale
Name: Martin Rosendale
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED TO
THIS 8TH DAY OF FEBRUARY, 2012.

/s/ Lyle A. Hohnke
Lyle A. Hohnke

EXHIBIT A

Form of Release

EXHIBIT B

Form of Stock Option Agreement